NEWS RELEASE	Exhibit 99.2

KNIGHT RIDDER
50 WEST SAN FERNANDO ST.
SAN JOSE, CA 95113

Knight Ridder Releases March Statistical Report

SAN JOSE, April 15, 2004 – (KRI:NYSE) – Total advertising revenue was up 5.6% for March and up 2.1% year to date. For the month, retail was up 2.2%, national was up 16.7% and classified was up 5.8%. For the year to date, retail was up 0.3%, national was up 6.0% and classified was up 2.8%.

     Within classified, recruitment was up 7.7% for the month. All but three newspapers had increases in help wanted, including 15 with double-digit gains. Real estate was up 6.4%. Auto was up 2.2%.

     Total operating revenue was up 5.0% for the month and 1.9% for the year to date.

     For the month, total ad revenue was up 14.3% in St. Paul, 8.9% in Philadelphia, 8.2% in Miami, 8.0% in Fort Worth, 7.5% in Kansas City, 7.0% in Contra Costa, 6.7% in Columbia and 5.8% in Charlotte. San Jose was soft.

     Retail for the month was up 10.0% in Philadelphia, 8.5% in St. Paul, 7.0% in Contra Costa, 5.5% in Miami, 3.9% in Kansas City, 2.8% in Fort Worth and 2.7% in Charlotte. San Jose was soft.

     National advertising was up 26.9% in Philadelphia, 26.2% in Charlotte, 22.3% in St. Paul, 17.7% in Contra Costa, 16.7% in Kansas City, 16.3% in Miami, 10.7% in Fort Worth. San Jose was up slightly. Increases in travel, including airlines and cruise lines, were up in all of the major markets. Food/packaged goods and automotive also increased in many markets. Telecommunications and technology were mixed.

     Classified was up 19.6% in St. Paul, 14.6% in Fort Worth, 12.4% in Lexington, 9.1% in Kansas City, 7.9% in Columbia, 7.2% in Miami, 3.9% in Contra Costa and 3.8% in Charlotte. Philadelphia and San Jose were soft.

     Circulation revenue was down 2.3% for March, mostly from discounting. Other revenue was up 41.4% for the month, primarily reflecting strength in earnings from Detroit and increases in alternate distribution revenue and commercial printing.

     Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.7 million daily and 12.6 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 100 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

#      #      #

     For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

STATISTICAL REPORT
For the period of 03/01/04 - 03/28/04

	March			Year-to-date

	2004	2003	Percent Change	2004	2003	Percent Change

REVENUE ($000) — See Notes 1 & 2
Advertising
Retail	83,208	81,409	2.2%	251,283	250,575	0.3%
National	26,995	23,129	16.7%	82,024	77,417	6.0%
Classified	70,090	66,241	5.8%	214,571	208,754	2.8%

Total	180,293	170,779	5.6%	547,878	536,746	2.1%
Circulation	43,288	44,292	-2.3%	139,219	141,927	-1.9%
Other Revenue	8,877	6,278	41.4%	25,174	20,640	22.0%

Total Operating Revenue	232,458	221,349	5.0%	712,271	699,313	1.9%

AVERAGE CIRCULATION
(000's of copies including Detroit) - Notes 1 & 2
Morning	3,720	3,715	0.1%	3,668	3,685	-0.5%
Evening	178	195	-8.8%	176	195	-9.3%
Daily	3,898	3,910	-0.3%	3,844	3,880	-0.9%
Sunday	5,291	5,244	0.9%	5,198	5,211	-0.3%
ADVERTISING LINAGE
(000's of six-column inches) - Notes 1 & 2
Full-Run ROP
Retail	1,120.8	1,138.5	-1.6%	3,371.6	3,500.2	-3.7%
National	209.7	195.1	7.5%	641.5	615.2	4.3%
Classified	1,415.0	1,403.6	0.8%	4,463.6	4,382.7	1.8%

Total	2,745.5	2,737.2	0.3%	8,476.7	8,498.1	-0.3%

Factored Part-Run ROP	202.2	180.6	12.0%	591.6	559.9	5.7%

TOTAL PREPRINTS INSERTED	591,092	570,204	3.7%	1,800,219	1,785,653	0.8%

Statistical Report
For the period of 03/01/04 - 03/28/04

	March			Year–to–Date

	2004	2003	Percent Change	2004	2003	Percent Change

FULL–RUN ROP ADVERTISING LINAGE DATA
By Markets (000's of six-column inches) – Notes 1 & 2

Akron Beacon Journal	119.4	120.6	-1.0%	352.9	372.5	-5.3%

Charlotte Observer	125.0	123.2	1.5%	377.9	384.7	-1.8%

Columbia State	91.9	91.8	0.1%	286.7	287.3	-0.2%

Contra Costa (Note 3)	123.9	116.6	6.3%	384.3	357.8	7.4%

Fort Wayne News-Sentinel,
Journal Gazette	99.8	102.9	-3.0%	316.4	332.4	-4.8%

Fort Worth Star Telegram	171.3	173.0	-1.0%	527.9	548.1	-3.7%

Kansas City Star	149.5	143.5	4.2%	462.5	437.9	5.5%

Lexington Herald-Leader	89.4	89.7	-0.3%	278.6	270.2	3.1%

Miami Herald & el Nuevo
Herald	163.3	163.4	-0.1%	510.2	514.4	-0.8%

Philadelphia Newspapers	175.8	179.4	-2.0%	555.4	570.4	-2.6%

St. Paul Pioneer Press	99.3	92.1	7.8%	293.0	280.4	4.5%

San Jose Mercury News	181.4	180.6	0.4%	575.7	574.3	0.2%

Wichita Eagle	66.0	66.5	-0.8%	204.7	206.6	-0.9%

All Other Dailies	1,089.5	1,093.9	-0.4%	3,350.5	3,361.1	-0.3%

Total - Full-Run ROP	2,745.5	2,737.2	0.3%	8,476.7	8,498.1	-0.3%

Note 1 - The Detroit News and the Detroit Free Press operate under a joint operating agreement as Detroit Newspapers (DN). Revenue and linage are excluded for 2004 and 2003.

Note 2 - Measured by individual Knight Ridder newspapers. Where necessary, certain previously reported linage has been restated to be consistent with measurement guidelines currently in use.

Note 3 - Full-run ROP advertising linage represents the sum of full-run ROP linage for each of Contra Costa's three newspapers.

#      #      #      #      #      #      #      #      #      #      #

For further information, call Polk Laffoon IV at 408-938-7838

2003 Knight Ridder Consolidated *
Actual (000s)

	Jan 03	Feb 03	Mar 03	1Q 2003

Advertising
Retail	$87,417	$81,749	$81,409	$250,575
General	29,435	24,853	23,129	77,417
Classified	76,947	65,566	66,241	208,754

Total	193,799	172,168	170,779	536,746

Circulation	53,805	43,830	44,292	141,927

Other Revenue	7,330	7,032	6,278	20,640

Total Operating Revenue	$254,934	$223,030	$221,349	$699,313

	Apr 03	May 03	Jun 03	2Q 2003

Advertising
Retail	$109,543	$84,664	$81,449	$275,656
General	31,827	27,014	30,320	89,161
Classified	81,291	66,153	66,263	213,707

Total	222,661	177,831	178,032	578,524

Circulation	54,002	43,225	42,642	139,869

Other Revenue	9,119	7,811	8,630	25,560

Total Operating Revenue	$285,782	$228,867	$229,304	$743,953

	Jul 03	Aug 03	Sep 03	3Q 2003

Advertising
Retail	$91,543	$80,786	$82,600	$254,929
General	30,019	22,786	25,399	78,204
Classified	79,160	64,288	68,796	212,244

Total	200,722	167,860	176,795	545,377

Circulation	51,898	42,392	43,338	137,628

Other Revenue	8,196	7,085	8,928	24,209

Total Operating Revenue	$260,816	$217,337	$229,061	$707,214

	Oct 03	Nov 03	Dec 03	4Q 2003	Year 2003

Advertising
Retail	$110,602	$110,261	$109,480	$330,343	1,111,503
General	34,265	28,906	28,726	91,897	336,679
Classified	83,106	61,472	52,857	197,435	832,140

Total	227,973	200,639	191,063	619,675	2,280,322

Circulation	53,492	43,628	42,689	139,809	559,234

Other Revenue	11,526	10,058	14,441	36,025	106,435

Total Operating Revenue	$292,991	$254,325	$248,193	$795,509	2,945,991

* Beginning in February 2004, Knight Ridder changed the way it reports carrier compensation at some newspapers. It now records circulation revenue on a retail, rather than a net, basis. This table provides revised circulation revenue numbers for all of 2003.